Q2 2019 Fixed Income Release               Exhibit 99.1

Denver, Colorado August 7, 2019: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed- income borrowing groups for the three months (“Q2”) and six months (“YTD” or “H1”) ended June 30, 2019 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the June 30, 2019 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of August 2019, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of June 30, 2019.

With regards to our Unitymedia credit pool disclosure, we are no longer required to disclose this information as our transaction to sell our Unitymedia operations to Vodafone closed at the end of July.

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Virgin Media Reports Preliminary Q2 2019 Results
Second Quarter Operating Free Cash Flow Up 24%
Delivering New Consumer Strategy with Q2 Launch of FMC Bundles
130,000 Premises Added in Q2; Total Lightning Build now 1.8 Million
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering 14.7 million broadband, video and fixed-line telephony services to 6.0 million cable customers and mobile services to 3.2 million subscribers at June 30, 2019.

Operating highlights:

•	Transforming Virgin Media to deliver sustainable operating free cash flow while increasing revenue with our new consumer strategy

◦
Our four strategic pillars are: (1) fixed-mobile converged (“FMC”) bundles, (2) increased sales efficiency, (3) continuous improvement in base management and (4) driving efficiency through digital transformation

•
We maintained a disciplined and balanced approach to customer acquisition and capital expenditure as broadband and video growth in the U.K. market slowed. This led to softer RGU and customer volumes but delivered a return to ARPU growth and strong growth in operating free cash flow in Q2

◦	Rebased[1] cable ARPU returned to growth and was up 0.5% YoY to £51.35 in Q2, as the pay per view headwind in the prior quarter abated

◦	Reported a 5,000 RGU loss and a 6,000 customer decline in a seasonally weak Q2; however 12-month rolling customer churn in the U.K. was flat at 15.0%

•	Added 17,000 telephony and 5,000 broadband subscriptions in Q2, partially offsetting a 27,000 loss in video RGUs due to a shift in focus to higher value TV customers and away from the entry-level

◦	RGU growth in Q2 was lower than in the prior year which benefited from record video net adds helped by our V6 set-top box upgrade programme and 3P offers

•	Demand for high-speed remains robust, 79% of our broadband base subscribed to 100+ Mbps speeds

•
We are leveraging our speed leadership position with a commitment to rollout 1 Gbps products across our 14.5 million U.K. cable footprint by end 2021, starting with at least two cities reaching over a million people by the end of this year

•	Remain committed to offering customers a best-in-class video experience

◦
In July, we announced a multi-year programming agreement with Sky and launched Amazon’s Prime Video service on our TV platform having been the first in the U.K. to offer BBC iPlayer and Netflix through the box in 2008 and 2013, respectively

◦	These TV enhancements cement our position as the “Super Aggregator” of content services

•	Announced a 4.9% average U.K. consumer price rise effective from September and October, underpinned by our investments in product innovation, faster broadband speeds and more TV content

◦	Notifications are underway and so far the customer response has been in-line with expectations

•	Following a soft launch in April, we began marketing our FMC bundles in mid-June, which supported strong Q2 postpaid mobile net adds of 57,000

◦	FMC % improved by 40 bps sequentially to 19.9%, as the proportion of new customers taking mobile with cable services doubled post launch

◦	Over the medium-term, we expect improvements in our convergence ratio should drive lower customer churn and higher ARPU

•	Increased our Q2 SOHO RGU base by 12.5% YoY which along with a recent public sector contract win with London Grid for Learning will support future revenue growth

•	Added 130,000 marketable Lightning premises in Q2, taking the total build since launch to 1.8 million

•	Virgin Media Television remained the largest commercial broadcaster in the Republic of Ireland with a 19% share in viewership across our three free-to-air channels

•	Lutz Schüler became CEO of Virgin Media on June 11, 2019 and subsequently appointed Jeff Dodds as Chief Operating Officer

Financial highlights:

•	Revenue of £1,279.3 million in Q2 increased 0.4% YoY on a rebased basis

◦	Q2 revenue growth in residential cable was offset by declines in Mobile and B2B

•	Rebased residential cable revenue growth of 1.0% in Q2 was due to a 1.3% YoY increase in our cable RGU base and a modest increase in cable ARPU, offset by a decrease in non-subscription revenue

•	Rebased Q2 residential mobile revenue decline of 1.9% was due to lower non-subscription revenue

◦
Lower handset sales due to extended renewal cycles impacted mobile non-subscription revenue, however this was partly offset by a £4.1 million nonrecurring benefit from the sale of rights to future commission payments on customer handset insurance arrangements

•	Rebased B2B revenue decline of 1.0% in Q2 was driven by a 2.9% decrease in non-subscription revenue, partially offset by a 16.1% increase in subscription revenue due to growth in SOHO RGUs

◦	Lower data and installation revenue led to a decline in B2B non-subscription revenue

•
Operating income decreased YoY to £29.3 million in Q2 due to the net effect of (i) a reduction in Segment OCF, as described below, (ii) increased related-party fees and allocations, net, and (iii) higher share-based compensation expense

•
Rebased Segment OCF declined 2.5% in Q2 which reflected the aforementioned revenue growth and a reduction in service costs from ongoing network improvements and the rationalisation of our retail sales channel which was more than offset by (i) increased programming costs, (ii) an £8.6 million increase in network taxes and (iii) higher severance costs in the quarter of £4.9 million

•	Property and equipment (“P&E”) additions decreased by 18.2% YoY to £289.1 million in Q2

◦
Reduced customer premises equipment spend in Q2 due to an elevated level of investment in the prior year related to our V6 set-top box and Hub 3 router upgrades and as we focus on higher value customer acquisitions to optimise returns

◦	Improved efficiency in Project Lightning resulted in a lower cost per premise in Q2 and an overall reduction in new build and upgrade capex. Baseline spend also decreased YoY

•	Operating free cash flow increased 24.2% in Q2 driven by a reduction in capital intensity to 22.6%, compared to 27.7% in Q2 2018

•	At June 30, 2019, our fully-swapped third-party debt borrowing cost was 4.7% and the average tenor of our third-party debt (excluding vendor financing) was 6.6 years

◦
In May, we issued £300 million 5.25% Senior Secured Notes due 2029 and $825 million 5.5% Senior Secured Notes due 2029. The proceeds along with cash in hand were used to redeem (i) £387 million 5.5% Senior Secured Notes due 2025, (ii) $355 million 5.5% Senior Secured Notes due 2025 and (iii) £300 million 6.375% Senior Notes due 2024

◦
Subsequent to June 30, we tapped the 5.5% USD Notes due 2029 for a further $600 million. The proceeds were used to redeem the outstanding amounts of our (i) 5.5% GBP Senior Secured Notes due 2021 and (ii) 5.25% USD Senior Secured Notes due 2021

•
At June 30, 2019, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Secured and Total Net Debt to Annualised EBITDA (last two quarters annualised) were 3.85x and 4.41x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualised EBITDA would have been 5.23x at June 30, 2019

•
At June 30, 2019, we had maximum undrawn commitments of £675 million equivalent. When our compliance reporting requirements have been completed and assuming no change from June 30 borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

Operating Statistics Summary

	As of and for the three months ended June 30,
	2019	2018
Footprint
Homes Passed	15,578,100	15,133,400
Two-way Homes Passed	15,539,300	15,087,900

Subscribers (RGUs)
Basic Video	1,100	10,700
Enhanced Video	4,090,400	4,148,500
Total Video	4,091,500	4,159,200
Internet	5,642,900	5,537,600
Telephony	4,986,800	4,838,600
Total RGUs	14,721,200	14,535,400

Q2 Organic[2] RGU Net Additions (Losses)
Basic Video	(1,800)	(3,000)
Enhanced Video	(25,500)	48,400
Total Video	(27,300)	45,400
Internet	5,200	29,500
Telephony	17,200	37,300
Total organic RGU net additions (losses)	(4,900)	112,200

Cable Customer Relationships
Cable Customer Relationships	5,966,300	5,908,300
Q2 Organic[2] Cable Customer Relationship net additions (losses)	(5,600)	17,500

RGUs per Cable Customer Relationship	2.47	2.46
Q2 Monthly ARPU per Cable Customer Relationship	£51.35	£51.11
U.K. Q2 Monthly ARPU per Cable Customer Relationship	£51.38	£51.14

Customer Bundling
Single-Play	15.7%	17.2%
Double-Play	21.9%	19.6%
Triple-Play	62.4%	63.2%

Fixed-mobile Convergence	19.9%	19.5%

Mobile Subscribers
Postpaid	2,830,300	2,655,900
Prepaid	320,200	442,700
Total Mobile subscribers	3,150,500	3,098,600

Q2 organic Postpaid net additions	57,400	48,600
Q2 organic Prepaid net losses	(23,600)	(27,900)
Total organic[2] Mobile net additions	33,800	20,700

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	£11.15	£11.11
Excluding interconnect revenue	£9.52	£9.58

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2019 and 2018.

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2019	2018		2019	2018
	in millions, except % amounts

Revenue
Residential cable revenue:
Subscription	£898.3	£886.3	1.4%	£1,795.5	£1,778.8	1.0%
Non-subscription	14.8	17.6	(16.2%)	29.4	34.9	(15.7%)
Total residential cable revenue	913.1	903.9	1.0%	1,824.9	1,813.7	0.7%
Residential mobile revenue:
Subscription	89.2	88.9	0.4%	176.7	174.6	1.3%
Non-subscription	70.4	73.7	(4.6%)	136.9	147.9	(7.4%)
Total residential mobile revenue	159.6	162.6	(1.9%)	313.6	322.5	(2.7%)
Business revenue:
Subscription	21.9	18.8	16.1%	43.4	36.5	18.8%
Non-subscription	168.1	173.2	(2.9%)	339.9	346.9	(2.0%)
Total business revenue	190.0	192.0	(1.0%)	383.3	383.4	—%
Other revenue	16.6	16.5	1.8%	33.0	33.1	0.4%
Total revenue	£1,279.3	£1,275.0	0.4%	£2,554.8	£2,552.7	0.1%

Segment OCF
Segment OCF	£547.3	£561.3	(2.5%)	£1,091.2	£1,109.3	(1.6%)

Operating income	£29.3	£73.7		£32.3	£133.0
Share-based compensation expense	15.2	6.5		26.9	11.1
Related-party fees and allocations, net	55.5	29.8		103.2	62.7
Depreciation and amortisation	439.5	442.4		887.6	891.0
Impairment, restructuring and other operating items, net	7.8	8.9		41.2	11.5
Segment OCF	£547.3	£561.3		£1,091.2	£1,109.3

Segment OCF as a percentage of revenue	42.8%	44.0%		42.7%	43.5%

Operating income as a percentage of revenue	2.3%	5.8%		1.3%	5.2%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	in millions, except % amounts

Customer premises equipment	£86.0	£118.9	£206.2	£280.0
New build and upgrade	99.7	116.7	188.0	223.4
Capacity	28.0	21.9	56.4	57.1
Product and enablers	32.8	37.2	63.2	79.4
Baseline	42.6	58.7	78.7	115.3
Property and equipment additions	289.1	353.4	592.5	755.2
Assets acquired under capital-related vendor financing arrangements	(190.6)	(256.1)	(437.6)	(575.8)
Assets acquired under finance leases	(3.7)	(1.1)	(4.2)	(4.2)
Changes in liabilities related to capital expenditures (including related-party amounts)	8.8	4.6	85.7	56.1
Total capital expenditures[3]	£103.6	£100.8	£236.4	£231.3

Property and equipment additions as a percentage of revenue	22.6%	27.7%	23.2%	29.6%

Operating Free Cash Flow
Segment OCF	£547.3	£561.3	£1,091.2	£1,109.3
Property and equipment additions	(289.1)	(353.4)	(592.5)	(755.2)
Operating free cash flow	£258.2	£207.9	£498.7	£354.1

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2019		2019
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan K (LIBOR + 2.50%) due 2026	$3,400.0	£2,678.2	£2,616.7
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
£50.0 million (equivalent) RCF A (LIBOR + 2.75%) due 2021		—	—
£625.0 million (equivalent) RCF B (LIBOR + 2.75%) due 2024		—	—
VM Financing Facility	£118.6	118.6	89.0
VM Financing Facility II	£2.4	2.4	1.3
Total Senior and Senior Secured Credit Facilities		3,699.2	3,607.0

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	107.1
5.25% USD Senior Secured Notes due 2021	$447.9	352.8	344.7
5.50% GBP Senior Secured Notes due 2025	£—	—	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$—	—	272.8
6.00% GBP Senior Secured Notes due 2025[4]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	787.7	769.6
5.50% USD Senior Secured Notes due 2026	$750.0	590.8	577.2
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
5.50% USD Senior Secured Notes due 2029	$825.0	649.9	—
5.25% GBP Senior Secured Notes due 2029	£300.0	300.0	—
Total Senior Secured Notes		5,209.6	4,879.7

Senior Notes:
4.875% USD Senior Notes due 2022	$71.6	56.4	56.4
5.25% USD Senior Notes due 2022	$51.5	40.6	39.7
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.00% USD Senior Notes due 2024	$497.0	391.4	382.5
6.375% GBP Senior Notes due 2024	£—	—	300.0
4.50% EUR Senior Notes due 2025	€460.0	411.6	397.3
5.75% USD Senior Notes due 2025	$388.7	306.2	303.1
Total Senior Notes		1,250.3	1,523.1

Vendor financing		1,800.9	1,802.6
Other debt		478.6	501.6
Finance lease obligations		54.8	52.7
Total third-party debt and finance lease obligations		12,493.4	12,366.7
Deferred financing costs, discounts and premiums, net		(25.6)	(28.2)
Total carrying amount of third-party debt and finance lease obligations		12,467.8	12,338.5
Less: cash and cash equivalents		32.9	27.6
Net carrying amount of third-party debt and finance lease obligations[5]		£12,434.9	£12,310.9

Exchange rate (€ to £)		1.1176	1.1580
Exchange rate ($ to £)		1.2695	1.2994

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UPC Holding Reports Preliminary Q2 2019 Results
Assets sales in Hungary, Romania and Czech Republic completed
Fully prepaid term loan AR of $1.6bn upon completion of transaction
UPC Switzerland turnaround plan continues to deliver improved KPIs
Sale of UPC Switzerland to Sunrise on track to close in Q4 2019
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. Our operations in Hungary, Romania, the Czech Republic and our DTH business have been accounted for as discontinued operations and, accordingly, the information in this release relates only to our continuing operations in Switzerland, Poland and Slovakia, unless otherwise indicated (Poland and Slovakia are collectively referred to as "Continuing CEE"). Our continuing operations connected 2.7 million customers subscribing to 5.7 million television, internet and fixed-line telephony services and served 176,400 mobile subscribers at June 30, 2019.

Operating and strategic highlights:

•	In June, as expected, the UPC Switzerland transaction entered a Phase II review with the Swiss Competition Commission and we anticipate regulatory approval in October

•
UPC Switzerland will launch Gigabit speeds across its footprint beginning Q4 2019; in Q2 2019 UPC Slovakia launched Gigabit speeds in Bratislava and two neighbouring cities while UPC Poland expanded its Gigabit internet service to seven new cities after launching the product in Warsaw last year

•	UPC Poland added mobile to its product offering introducing a new converged bundles in July

•	Swiss Q2 ARPU per customer of CHF 71.54 increased 1.5% YoY on a rebased[1] basis, driven by the positive impact of tier-mix, partially offset by higher front-book discounts

•	Continuing CEE Q2 ARPU per customer of €19.95 increased 1.0% YoY on a rebased basis

•	Improved subscriber performance as Q2 RGUs declined by 4,000, compared to a 50,000 loss in Q2 2018

◦	Switzerland lost 28,000 RGUs in Q2, compared to a loss of 54,000 in Q2 2018, with improved performance in all products driven by an enhanced value proposition

◦	Continuing CEE added 24,000 RGUs in Q2, as compared to 4,000 in Q2 2018, mainly driven by improved sales and churn reduction in Poland

•	Uplift in broadband RGU additions with 1,000 in Q2, compared to a loss of 11,000 in Q2 2018

◦	Switzerland lost 9,500 broadband RGUs in Q2 as compared to a loss of 13,000

◦	Continuing CEE gained 11,000 broadband RGUs in Q2 versus 2,000

•
Video RGU losses improved to 13,000 in Q2 as compared to 37,000 in the prior year period. This was driven by commercial retention actions in Switzerland, including the deployment of our Horizon 4 TV Platform in late 2018

◦	169,000 Horizon 4 have been deployed to 145,000 customers in Switzerland, positively impacting NPS, churn and retention

•	Mobile additions were 14,500 in Q2, as compared to 7,000 in Q2 2018, driving fixed-mobile convergence in Switzerland to 16%, as compared to 12% in the prior year period

Financial highlights:

•	Rebased revenue declined 1.8% in Q2 to €386 million

◦
Swiss rebased revenue declined 3.6% in Q2, primarily due to the net effect of (i) lower residential cable subscription revenue, which was primarily driven by lower average subscriber levels and (ii) an increase in mobile revenue driven by an increase in revenue from handset sales and an increase in subscribers

◦	Continuing CEE rebased revenue grew 2.9% in Q2 driven by (i) growth in our B2B business and (ii) an increase in residential cable subscription revenue driven by new build areas

•	Operating income decreased 15.2% in Q2 to €60.2 million

•	Rebased Segment OCF declined 7.0% in Q2 to €200 million

◦	Swiss rebased Segment OCF declined 8.7% in Q2, largely due to the aforementioned loss of residential cable subscription revenue

◦	Continuing CEE rebased Segment OCF declined 0.5% in Q2, as increased programming spend was only partially offset by the aforementioned revenue trend

•	Q2 segment property and equipment additions were 22.3% of revenue, up from 18.1% in the prior year period

◦
The Q2 increase was largely driven by capacity investments ahead of our 1Gbps launch and increased product and enablers spend driven by the Simply Digital project in Switzerland, partially offset by a lower CPE Capex due to the net effect of (i) lower Central inventory levels, (ii) lower CPE additions in Poland and (iii) higher CPE additions in Switzerland

◦	Q2 property and equipment additions were 24.6% of revenue for Switzerland and 16.4% for Continuing CEE

•	At June 30, 2019, our fully-swapped third-party debt borrowing cost was 4.1% and the average tenor of our third-party debt (excluding vendor financing) was over 7.5 years

•
At June 30, 2019, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding, including discontinued operations[6], were 3.47x and 4.66x, respectively, as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding, including discontinued operations, would have been 5.30x at June 30, 2019

•
At June 30, 2019, we had maximum undrawn commitments of €990.1 million. When our Q2 compliance reporting requirements have been completed and assuming no change from June 30, 2019 borrowing levels, we anticipate the borrowing capacity will be limited to €730.9 million

•
Following completion of the Vodafone transaction, term loan AR ($1.6 billion) was fully prepaid in August. The pending transaction between Sunrise and UPC Switzerland is inclusive of the remaining debt of the UPC Holding borrowing group

◦	Pro Forma for the prepayment of term loan AR, Total Net Debt to Annualized EBITDA for UPC Holding on a continuing operations basis was 4.11x at June 30, 2019. Including Vendor financing obligations, and pro forma for certain vendor financing repayments made in connection with the Vodafone transaction, this would have been 4.62x at June 30, 2019

Operating Statistics Summary

	As of and for the three months ended June 30,
	2019	2018

Footprint
Homes Passed	6,469,900	6,320,100
Two-way Homes Passed	6,401,400	6,248,800

Subscribers (RGUs)
Basic Video[7]	646,100	676,500
Enhanced Video[8]	1,800,300	1,834,800
Total Video	2,446,400	2,511,300

Internet[9]	2,018,400	2,006,200
Telephony[10]	1,275,400	1,248,300
Total RGUs	5,740,200	5,765,800

Q2 Organic[2] RGU Net Additions (Losses)
Basic Video	(8,900)	(29,300)
Enhanced Video	(4,100)	(7,500)
Total Video	(13,000)	(36,800)

Internet	1,400	(10,700)
Telephony	7,700	(2,200)
Total organic RGU net additions (losses)	(3,900)	(49,700)

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers	73.6%	73.1%
Internet as % of Two-way Homes Passed	31.5%	32.1%
Telephony as % of Two-way Homes Passed	19.9%	20.0%

Cable Customer Relationships
Cable Customer Relationships	2,731,500	2,791,500
Q2 Organic[2] Cable Customer Relationship net additions (losses)	(14,800)	(41,500)
RGUs per Cable Customer Relationship	2.10	2.07
Q2 Monthly ARPU per Cable Customer Relationship	€37.13	€36.80
Switzerland Q2 Monthly ARPU per Cable Customer Relationship	CHF 71.54	CHF 70.36
Continuing CEE Q2 Monthly ARPU per Cable Customer Relationship	€19.95	€19.89

Customer Bundling
Single-Play	32.2%	34.4%
Double-Play	25.5%	24.6%
Triple-Play	42.3%	41.0%

Mobile Subscribers
Total Mobile Subscribers	176,400	132,900
Q2 organic[2] Mobile net additions	14,500	7,400

Q2 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€31.57	€30.42
Excluding interconnect revenue	€28.91	€27.42

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2019 and 2018:

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2019	2018		2019	2018
	in millions, except % amounts
Revenue
Switzerland	€280.2	€278.5	(3.6%)	€558.5	€559.1	(3.6%)
Central and Eastern Europe	105.9	103.3	2.9%	210.8	208.7	2.6%
Intersegment eliminations	—	(0.4)	N.M.	—	(0.4)	N.M.
Total	€386.1	€381.4	(1.8%)	€769.3	€767.4	(2.0%)

Segment OCF
Switzerland	€150.9	€158.6	(8.7%)	€294.6	€310.4	(8.1%)
Central and Eastern Europe	51.6	52.1	(0.5%)	101.9	102.8	0.7%
Central and Corporate and intersegment eliminations	(2.2)	(1.8)	N.M.	(3.3)	(2.5)	N.M.
Total Segment OCF	€200.3	€208.9	(7.0%)	€393.2	€410.7	(6.2%)

Operating income	€60.2	€71.0		€114.5	€135.9
Share-based compensation expense	6.2	2.5		11.0	4.8
Related-party fees and allocations, net	42.5	49.1		90.8	96.3
Depreciation and amortization	83.6	84.6		168.1	169.9
Impairment, restructuring and other operating items, net	7.8	1.7		8.8	3.8
Total Segment OCF	€200.3	€208.9		€393.2	€410.7

Segment OCF as a percentage of revenue	51.9%	54.8%		51.1%	53.5%

Operating income as a percentage of revenue	15.6%	18.6%		14.9%	17.7%

N.M. - not meaningful

The following table provides details of our continuing operations property and equipment additions and reconciles those additions to the capital expenditures that we present in our condensed combined statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	in millions, except % amounts
Customer premises equipment	€14.9	€24.0	€42.3	€57.2
New build and upgrade	25.9	25.1	45.3	50.6
Capacity	12.5	6.2	20.4	13.9
Product and enablers	11.5	5.2	18.8	9.2
Baseline	15.5	15.8	32.1	28.1
Property and equipment additions	80.3	76.3	158.9	159.0
Assets acquired under capital-related vendor financing arrangements	(111.1)	(105.3)	(221.7)	(185.0)
Assets acquired under finance leases	(2.3)	(0.1)	(2.5)	(0.2)
Changes in current liabilities related to capital expenditures (including related-party amounts)	98.2	69.3	185.4	195.0
Total capital expenditures, net[3]	€65.1	€40.2	€120.1	€168.8

Capital expenditures, net:
Third-party payments	€77.4	€64.9	€178.0	€221.7
Proceeds received for transfers to related parties(a)	(12.3)	(24.7)	(57.9)	(52.9)
Total capital expenditures, net	€65.1	€40.2	€120.1	€168.8

Regional Property and Equipment Additions
Switzerland	€68.8	€44.0	€120.4	€86.9
Central and Eastern Europe	17.4	25.1	36.6	56.0
Total segment property and equipment additions	86.2	69.1	157.0	142.9
Other[11]	(5.9)	7.2	1.9	16.1
Total	€80.3	€76.3	€158.9	€159.0

Segment property and equipment additions as a percentage of revenue[11]	22.3%	18.1%	20.4%	18.6%
_______________

(a)	Primarily relates to transfers of centrally-procured property and equipment to our discontinued operations and other related-parties.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents. No debt or interest of UPC Holding, other than amounts that were direct obligations of the entities that were disposed, has been allocated to discontinued operations.

	June 30,		March 31,
	2019		2019
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
4.000% EUR Facility AK due 2027	€540.0	€540.0	€540.0
5.375% USD Facility AL due 2025	$1,140.0	1,003.6	1,015.9
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AR (LIBOR + 2.50%) USD due 2026	$1,645.0	1,448.2	1,466.0
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,143.6)	(2,155.9)
Total Senior Credit Facilities		1,448.2	1,466.0

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,003.6	1,015.9
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,143.6	2,155.9

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	471.0	476.8
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,065.3	1,071.1

Vendor financing		652.6	627.8
Finance lease obligations		25.9	25.1
Total third-party debt and finance lease obligations		5,335.6	5,345.9
Deferred financing costs and discounts		(32.8)	(33.9)
Total carrying amount of third-party debt and finance lease obligations		5,302.8	5,312.0
Less: cash and cash equivalents		44.4	23.4
Net carrying amount of third-party debt and finance lease obligations[5]		€5,258.4	€5,288.6

Exchange rate ($ to €)		1.1359	1.1221

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our financial performance; the anticipated regulatory approval, closing and impact of the Sunrise transaction; the anticipated rollout of 1 Gbps products in the U.K.; customer price rises; anticipated revenue growth from SOHO and public sector customers; the anticipated launch of Gigabit speeds in Switzerland; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. Further, estimated cash proceeds from pending dispositions are inherently uncertain and represent management’s expectations and beliefs and do not take into account the ultimate use of the proceeds or any other changes in our capital structure or tax effects, directly or indirectly related to the pending dispositions. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+44 20 8483 6211

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.
*The figures included in this paragraph include both the continuing and discontinued operations that we owned on June 30, 2019

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2019
					Video
	Homes Passed	Two-way Homes Passed	Cable Customer Relationships	Total RGUs	Basic Video Subscribers[7]	Enhanced Video Subscribers[10]	Total Video	Internet Subscribers[9]	Telephony Subscribers[10]		Total Mobile Subscribers

Operating Data
Switzerland[12]	2,353,300	2,353,300	1,070,700	2,228,200	441,300	599,400	1,040,700	676,700	510,800		173,400
Poland	3,500,200	3,446,400	1,468,100	3,117,900	177,000	1,058,500	1,235,500	1,203,400	679,000		3,000
Slovakia	616,400	601,700	192,700	394,100	27,800	142,400	170,200	138,300	85,600		—
Total UPC Holding continuing ops	6,469,900	6,401,400	2,731,500	5,740,200	646,100	1,800,300	2,446,400	2,018,400	1,275,400		176,400

United Kingdom	14,636,700	14,630,000	5,531,800	13,729,800	—	3,822,100	3,822,100	5,266,700	4,641,000		3,059,000
Ireland	941,400	909,300	434,500	991,400	1,100	268,300	269,400	376,200	345,800		91,500
Total Virgin Media	15,578,100	15,539,300	5,966,300	14,721,200	1,100	4,090,400	4,091,500	5,642,900	4,986,800	`	3,150,500

Q2 Organic[2] Variance
Switzerland	8,900	8,900	(18,100)	(28,000)	(8,500)	(7,200)	(15,700)	(9,500)	(2,800)		14,300
Poland	20,800	21,400	5,300	25,900	(900)	4,700	3,800	11,100	11,000		200
Slovakia	1,300	1,400	(2,000)	(1,800)	500	(1,600)	(1,100)	(200)	(500)		—
Total UPC Holding continuing ops	31,000	31,700	(14,800)	(3,900)	(8,900)	(4,100)	(13,000)	1,400	7,700		14,500

United Kingdom	126,000	126,000	(2,400)	6,200	—	(24,600)	(24,600)	7,100	23,700		28,400
Ireland	11,600	11,700	(3,200)	(11,100)	(1,800)	(900)	(2,700)	(1,900)	(6,500)		5,400
Total Virgin Media	137,600	137,700	(5,600)	(4,900)	(1,800)	(25,500)	(27,300)	5,200	17,200		33,800

Q2 2019 Adjustments:
Q2 2019 Adjustment - Switzerland	—	—	(3,400)	(3,800)	22,200	(26,000)	(3,800)	—	—		—
Total adjustments	—	—	(3,400)	(3,800)	22,200	(26,000)	(3,800)	—	—		—

	Selected Operating Data — As of June 30, 2019

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers

Switzerland	—	173,400	173,400
Poland	—	3,000	3,000
Slovakia	—	—	—
Total UPC Holding continuing ops	—	176,400	176,400

United Kingdom	320,200	2,738,800	3,059,000
Ireland	—	91,500	91,500
Total Virgin Media	320,200	2,830,300	3,150,500

Organic[2] Mobile Subscriber Variance	June 30, 2019 vs. March 31, 2019

Switzerland	—	14,300	14,300
Poland	—	200	200
Slovakia	—	—	—
Total UPC Holding continuing ops	—	14,500	14,500

United Kingdom	(23,600)	52,000	28,400
Ireland	—	5,400	5,400
Total Virgin Media	(23,600)	57,400	33,800

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews. Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

1
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three and six months ended June 30, 2018 to reflect the translation of our rebased amounts for the three and six months ended June 30, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June, 2019. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated August 7, 2019, Liberty Global Reports Q2 2019 Results. The following table provides adjustments made to the 2018 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Revenue	OCF	Revenue	OCF
	Three months ended June 30, 2018	Three months ended June 30, 2018	Six months ended June 30, 2018	Six months ended June 30, 2018
	in millions
Virgin Media
Foreign Currency	£(0.2)	£(0.1)	£(1.5)	£(0.5)

UPC Holding
Foreign Currency	€11.4	€6.6	€16.9	€9.6

2
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

4	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

5	Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

6
Consistent with how we calculate our leverage ratios under our debt agreements, we calculate our debt ratios for UPC Holding including discontinued operations. For purposes of these calculations, debt is measured using swapped foreign currency rates. We have not presented leverage ratios on a continuing operations basis for UPC Holding as we believe that such a presentation would overstate our leverage and would not be representative of the actual leverage ratios that we will report once all dispositions are completed. This is due to the fact that, in accordance with U.S. GAAP, our continuing operations exclude all of the OCF of the entities that were disposed on July 31, 2019 but include the debt that was repaid with the proceeds from such dispositions.

7	UPC Holding has approximately 26,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

8
Subscribers to enhanced video services provided by UPC Holding’s operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to UPC Holding’s operations.

9
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 73,200 subscribers who have requested and received this service.

10
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 167,000 subscribers who have requested and received this service.

11
UPC Holding’s property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in “Other”, are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding’s property and equipment additions in the period in which the equipment is transferred.

12
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2019, Switzerland’s partner networks account for 122,900 Cable Customer Relationships, 300,000 RGUs, 106,800 Enhanced Video Subscribers, 109,000 Internet Subscribers, and 84,200 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Glossary
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09 for Virgin Media and UPC Holding, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the new revenue recognition accounting standards on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Broadband and Telephony Penetration: is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.

Business-to-Business (“B2B”) Subscription Revenue: revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.

Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Penetration: calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Mobile Convergence: Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Fully-Swapped Third-Party Debt Borrowing Cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

Lightning premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OFCF: As used herein, Operating Free Cash Flow or "OFCF" represents Segment OCF less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of Segment OCF.

Property and equipment additions (“P&E additions”): includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

Segment OCF: the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.

SDU: Single Dwelling Unit.

SIM: Subscriber Identification Module.

SME: Small or Medium Enterprise.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Two-way Homes Passed: homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP: United States Generally Accepted Accounting Principles.

YoY: Year-over-year.